Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Paycor HCM, Inc. 2021 Omnibus Incentive Plan and the Paycor HCM, Inc. 2021 Employee Stock Purchase Plan of our report dated February 25, 2021, with respect to the consolidated financial statements of Paycor HCM, Inc. and Subsidiaries included in the Registration Statement (Form S-1 No. 333-255498) and related Prospectus of Paycor HCM, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

July 23, 2021